Exhibit 99.1

FIS Appoints Nicole Anasenes to the Board of Directors
Seasoned public company executive and director brings track record of driving growth
Jacksonville, Fla., October 15, 2024 – Global financial technology leader FIS® (NYSE: FIS) today announced the appointment of Nicole Anasenes to its Board of Directors. Her appointment increases the size of the company’s Board from eight to nine directors, eight of whom, including Ms. Anasenes, are independent.
“We are pleased to welcome Nicole to the FIS Board,” said Jeffrey Goldstein, Independent Chairman of the Board. “She brings a wealth of financial and operational expertise from a distinguished career that spans startups to large enterprises. With experience as a CFO and COO of public and pre-IPO companies, she has consistently delivered growth in the enterprise software and services and consumer technology sectors. She will be a valuable asset to our Board as we continue to pursue our strategic growth objectives.”
FIS Chief Executive Officer and President Stephanie Ferris said: “Nicole is a seasoned leader with a track record of driving growth. I look forward to working with her closely as we execute against our strategic plan and drive long-term value creation for our shareholders.”
About Nicole Anasenes
Ms. Anasenes currently serves on the board of directors of Motorola Solutions, Inc., a multinational telecommunications company. She previously served as Chief Financial Officer of ANSYS, a developer and provider of engineering simulation software and services, Chief Financial Officer of Squarespace and Chief Financial Officer of Infor. Prior to joining Infor, she held various leadership positions at IBM. She served on the boards of directors of ANSYS from July 2018 until December 2020 and VMware, Inc. from April 2022 to November 2023.
Ms. Anasenes earned a bachelor’s degree in Economics and International Business from New York University, as well as an M.B.A. from The Wharton School at the University of Pennsylvania.
About FIS
FIS is a financial technology company providing solutions to financial institutions, businesses, and developers. We unlock financial technology to the world across the money lifecycle underpinning the world’s financial system. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our clients to confidently run, grow, and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses of all sizes adapt to meet the needs of their customers by harnessing where reliability meets innovation in financial technology. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index.
To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and X.
For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com